Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2012 Financial Results

Non-GAAP core operating income of $1.25 per share (diluted) for the fourth quarter 2012 or $4.92 per share (diluted) for the year ended December 31, 2012(1)

22.3% return on equity from non-GAAP core operating income for the fourth quarter 2012(2)

GAAP net income of $175.8 million includes release of valuation allowance on deferred tax assets of $162.5 million

Dividend of $0.875 per share for the fourth quarter 2012, paid on December 31, 2012

Annualized dividend yield of 15%(3), 20%(4) on a tax adjusted basis

Book value per share at December 31, 2012 was $35.24

ARLINGTON, VA, February 6, 2013 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $16.7 million for the quarter ended December 31, 2012, or $1.25 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $175.8 million for the quarter ended December 31, 2012, or $13.21 per share (diluted), compared to net income of $3.1 million for the quarter ended September 30, 2012, or $0.31 per share (diluted), and net income of $6.9 million, or $0.89 per share (diluted), for the quarter ended December 31, 2011.

During the fourth quarter the Company recognized an income tax benefit of $12.22 (diluted) per share resulting from the release of $162.5 million in valuation allowances on its existing deferred tax assets. The Company determined that it is more-likely-than-not that those deferred tax assets will be utilized based on the framework established for assessing the recoverability of deferred tax assets. As a result, the Company’s book value per share of $35.24 as of December 31, 2012 reflects $12.30 per share related to the deferred tax assets on the balance sheet. As the Company benefits from the utilization of the deferred tax assets in future periods, the corresponding book value attributable to the deferred tax assets utilized will also be reduced over time.

This development was an outgrowth of the consistent cash returns the Company’s business has delivered in each of the last three years and the expected positive effect on the Company’s future returns from the accretive offerings undertaken during the past year, the reduction of potential litigation liability, costs and expenses, the impact of improving housing markets and the Company’s reduced cost burden. Going forward, the Company will continue to receive the cash tax benefits of its $230 million net operating loss carry-forwards through 2025 as well as a portion of its $285 million net capital loss carry-forwards through 2014.   Due to the Company’s current C corporation structure, shareholders will continue to benefit from an after-tax yield on the Company’s dividends that is approximately 35% higher than companies with a REIT structure.

“This was another quarter and year of steady progress for Arlington. Our agency-backed MBS portfolio continues to record low prepayment speeds and attractive cash returns with protection against higher rates from the Company’s substantial hedge position extending through September 2018,” said J. Rock Tonkel, Jr., the Company’s President and Chief Operating Officer. “As the year progressed we became increasingly selective in new investments, but we continue to see attractive opportunities across our business.  After taking advantage of opportunities around year-end to increase our private-label MBS exposure, as of today, Arlington now has approximately two-thirds of its investable capital allocated to prime credit, deep discount, private-label MBS. Credit performance has continued to improve in this portfolio for several quarters, and as the positive implications of the housing recovery have begun to be recognized, risk spreads have declined and we have observed continued price appreciation since year-end for private-label MBS like ours.”

Fourth Quarter Highlights

Net interest income for the quarter was $17.5 million, including non-cash accretion on private-label mortgage backed securities (“MBS”) of $0.3 million required under GAAP. Net realized cash gains of $2.6 million during the quarter were from sales of MBS offset by disposition of hedge instruments. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of December 31, 2012 was 6.06%. The Company’s debt to equity ratio at December 31, 2012 was 3 to 1.

As of December 31, 2012, the Company’s agency-backed MBS portfolio consisted of $1.4 billion in face value with a cost basis of $1.5 billion and a fair value of $1.6 billion. All of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.04%, a weighted average cost of 107.2, a weighted average market price of 109.8, and a weighted average cost of repo funding of 48 basis points. On a mark-to-market basis, at December 31, 2012, the estimated hedged cost of funds associated with the agency-backed MBS portfolio was 1.12% on a weighted average basis over 5 years starting in September 2013. The average balance over that period was $830 million.

As of December 31, 2012, the Company’s private-label MBS portfolio consisted of $330.6 million in face value with an amortized cost basis of $159.7 million and a fair value of $199.1 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended December 31, 2012 (dollars in millions):

Total Private-Label MBS

Fair market value	$199.1
Fair market value (as a % of face value)	60.2%
Quarterly cash yield (as a % of ending fair market value, excluding GAAP non-cash accretion)	10.9%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	14.0%
Quarterly unlevered cash yield (excluding GAAP non-cash accretion)	13.4%
Average cost (as a % of face value)	48.3%
Weighted average coupon	4.4%

Face value	$330.6
Amortized cost	$159.7
Purchase discount	$170.9

60+ days delinquent	18.5%
Credit enhancement	3.0%
Severity (3-month)	45.8%
Constant prepayment rate (3-month)	16.9%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the fourth quarter of 2012. The dividend was paid on December 31, 2012 to shareholders of record on December 17, 2012. This represented a 15% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $23.61 on February 6, 2013.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended December 31, 2012 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) net unrealized mark-to-market adjustments on the trading MBS and hedge instruments, (iv) other-than-temporary impairment charges recognized and (v) release of valuation allowance on deferred tax assets, if any.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended December 31, 2012 (dollars in thousands):

GAAP net income	$175,797
Adjustments
Adjusted expenses(a)	1,202
Release of valuation allowance on deferred tax assets	(162,519)
Stock compensation	418
Net unrealized mark-to-market gain on trading MBS and hedge instruments	(2,250)
Other-than-temporary impairment charges	4,277
Adjusted interest related to purchase discount accretion	(265)
Non-GAAP core operating income	$16,660
Non-GAAP core operating income per share (diluted)	$1.25

(a)	Adjusted expenses represent certain professional fees, litigation fees and recoveries, and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using beginning equity and non-GAAP core operating income for the respective period.
(3)	Based on the annualized fourth quarter 2012 dividend and the Class A common stock closing price on the NYSE of $23.61 on February 6, 2013.

(4)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 20% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, risk spreads, private-label MBS trading activity, liquidity levels and credit trends, agency-backed MBS prices, cash earnings, book value, portfolio allocation, plans and steps to position the Company to realize value, statements on tax benefits, including net loss carry-forwards and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s leverage on invested capital, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes including actions taken by the Securities and Exchange Commission, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, use of proceeds from our recently-completed equity offering, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, the outcome of certain litigation and investigatory matters, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, both of which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
INTEREST INCOME	$19,241	$13,727	$64,154	$52,545

INTEREST EXPENSE
Interest on short-term debt	1,664	707	4,475	2,043
Interest on long-term debt	119	120	490	465
Total interest expense	1,783	827	4,965	2,508
Net interest income	17,458	12,900	59,189	50,037

OTHER INCOME (LOSS), NET
Investment gain (loss), net	809	(1,711)	(10,723)	(19,166)
Other loss	(4)	(3)	(15)	(14)
Total other income (loss), net	805	(1,714)	(10,738)	(19,180)
Operating income before other expenses	18,263	11,186	48,451	30,857

OTHER EXPENSES
Compensation and benefits	2,759	2,522	10,339	10,065
Professional services	781	708	4,118	1,833
Business development	25	23	136	121
Occupancy and equipment	112	93	467	374
Communications	48	50	202	197
Other operating expenses	833	431	2,184	1,599
Total other expenses	4,558	3,827	17,446	14,189

Income before income taxes	13,705	7,359	31,005	16,668

Income tax (benefit) provision	(162,092)	419	(160,821)	1,495

Net income	$175,797	$6,940	$191,826	$15,173

Basic earnings per share	$13.30	$0.90	$18.80	$1.97

Diluted earnings per share	$13.21	$0.89	$18.73	$1.96

Weighted average shares outstanding - basic (in thousands)	13,220	7,748	10,205	7,720
Weighted average shares outstanding - diluted (in thousands)	13,304	7,755	10,242	7,741

Other comprehensive income (loss), net of taxes
Unrealized gains (losses) for the period on available-for-sale securities, net of taxes	$13,719	$(4,791)	$12,156	$(10,022)
Reclassification adjustment for gains included in net income on available-for-sale securities, net of taxes	(11,538)	(94)	(11,538)	(15,106)
Comprehensive income (loss)	$177,978	$2,055	$192,444	$(9,955)

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	December 31, 2012	December 31, 2011

Cash and cash equivalents	$35,837	$20,018
Receivables
Interest	4,869	2,366
Sold securities receivable	26,773	41,321
Other	644	11
Mortgage-backed securities, at fair value
Available-for-sale	199,156	179,566
Trading	1,556,440	636,872
Other investments	2,347	2,946
Deferred tax assets, net	162,281	-
Derivative assets, at fair value	-	504
Deposits	85,652	71,079
Prepaid expenses and other assets	159	377
Total assets	$2,074,158	$955,060

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,497,191	$647,977
Interest payable	582	504
Accrued compensation and benefits	1,542	6,177
Dividend payable	-	6,785
Derivative liabilities, at fair value	76,850	63,024
Purchased securities payable	-	15,820
Accounts payable, accrued expenses and other liabilities	17,837	16,401
Long-term debt	15,000	15,000
Total liabilities	1,609,002	771,688

Equity:
Common stock	132	77
Additional paid-in capital	1,638,061	1,508,713
Accumulated other comprehensive income, net of taxes	38,985	38,367
Accumulated deficit	(1,212,022)	(1,363,785)
Total equity	465,156	183,372

Total liabilities and equity	$2,074,158	$955,060

Book Value per Share	$35.24	$23.67

Shares Outstanding (in thousands)	13,198	7,748